AMENDMENT

TO THE

ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is approved and ratified on February 19, 2014 by and between BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. and prior, PFPC Inc.) (“BNY Mellon”) and PENN SERIES FUNDS, INC. (the “Fund”).

BACKGROUND:

A.	BNY Mellon and the Fund entered into an Accounting Services Agreement dated as of May 1, 1989, as amended, (the “Agreement”) for the provision of certain accounting services to each of the series of the Fund.

B.	The Fund retained BNY Mellon to provide additional services to the Fund and BNY Mellon has provided such additional services to the Fund.

C.	The Fund and BNY Mellon desire to amend the Agreement to provide for such services as set forth on the Schedules attached hereto.

D.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereto agree as follows:

1.	Section 5 of the Agreement is hereby amended and supplemented by adding the following:

“5(c) In addition to the services described in the foregoing paragraphs 5(a) and 5(b), BNY Mellon shall with respect to each series of the Fund:

•	Perform the tax services set forth on Schedule 1 attached hereto and made a part hereof, as such Schedule 1 may be amended from time to time;

•	Pursuant to Schedule 2 attached hereto and made apart hereof, as such Schedule 2 may be amended from time to time, and in accordance with Instructions received from the Fund, and subject to portfolio limitations as provided by the Fund to BNY Mellon in writing from time to time, measure the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•	Obtain certain securities valuation information (“Data”) from Markit North America, Inc. (“Markit”) in connection with the calculation of net asset values for certain investment vehicles, as set forth on Schedule 3 attached hereto and made a part hereof, as such Schedule 3 may be amended from time to time; and

•	Provide the money market fund services set forth on Schedule 4 attached hereto and made a part hereof as such Schedule 4 may be amended from time to time.

2.	As compensation for the services rendered by BNY Mellon pursuant to this Amendment, Penn Series, on behalf of each Fund, will pay to BNY Mellon a fee or fees as may be agreed to in writing by Penn Series and BNY Mellon.

The undersigned hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment, and (iii) any benefits accruing to BNY Mellon or to the adviser or sponsor to the Fund in connection with this Amendment, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNY Mellon to such adviser or sponsor or any affiliate of the Fund relating to this Amendment have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

3.	The Fund and BNY Mellon agree that this Amendment hereby supersedes and replaces in its entirety all tax amendments to the Accounting Services Agreement between the parties dated May 30, 2003.

4.	Schedule B to the Fair Value Amendment to the Agreement dated as of July 1, 2004 is hereby deleted and replaced in its entirety with the Amended and Restated Schedule B to the Fair Value Amendment attached hereto.

5.	Notwithstanding any provision of this Amendment, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of the Services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person

6.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

(b)	Except as specifically amended herein, and except as necessary to conform to the intention of the parties set forth above, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed. In the event of a conflict between the terms hereof and the Agreement, as to the tax services, this Amendment shall control.

(c)	The Agreement as amended and supplemented by this Amendment constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.

IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

PENN SERIES FUNDS, INC.

By: /s/ Robert J. DellaCroce

Name: Robert J. DellaCroce

Title: Treasurer

BNY MELLON INVESTMENT SERVICING (US) INC.

By: /s/ Michael K. Dwyer

Name: Michael K. Dwyer

Title: Managing Director

Schedule 1

Tax Services

BNY Mellon will provide the following tax services for the Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by the Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by the Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for the Fund.

•	Other Tax Services

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Uncertain Tax Positions

•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•	Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to the applicable Fund detailing such items.

Schedule 2

Portfolio Compliance Services

(a)	BNY Mellon shall provide the Fund with portfolio compliance services pursuant to the terms of this Schedule 2 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Fund and as mutually agreed between BNY Mellon and the Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance reporting (the “Compliance Reporting”) prepared on a periodic basis as mutually agreed. Compliance Reporting shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Section 5 of the Agreement.

(b)	The Fund will examine Compliance Reporting delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Reporting. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within ten (10) days, such Compliance Reporting shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Reporting reflecting such condition, the Fund will notify BNY Mellon of such condition as promptly as it deems reasonable.

(c)	While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. The Portfolio Compliance Services shall be provided in conformity with the standard of care as more fully described at Section 13of the Agreement, whereupon in the event of any errors or omissions in the performance of the Portfolio Compliance Services not constituting willful misfeasance, bad faith or negligence on the part of BNY Mellon, the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.

Schedule 3

Markit North Information

The Fund understands and acknowledges that Markit requires each third party that utilizes or receives the benefit of BNY Mellon’s utilization of the Data to agree to certain terms and conditions in advance of its receipt of such Data.

The parties hereby agree that:

1.	BNY Mellon has entered into an agreement with Markit for Markit to provide the Data for use with such Company investment vehicles as set forth on Schedule 3.A to this Amendment (as such Schedule 3.A may be changed as set forth in the two succeeding sentences) (“Series”). The Fund shall be entitled to change Schedule 3.A to this Schedule 3 upon written notice to BNY Mellon of such change. The Fund shall provide BNY Mellon with at least ten (10) BNY Mellon business days’ written notice of any change to Schedule 3.A to this Schedule 3. For clarification, an investment vehicle shall not be considered a Series, and BNY Mellon shall have no responsibility under this Schedule 3 with respect to any investment vehicle, unless such investment vehicle is enumerated on the then-current Schedule 3.A to this Schedule 3 (including any change to such Schedule 3.A made pursuant to the two preceding sentences). Notwithstanding anything to the contrary herein, BNY Mellon shall not be obligated to perform the services set forth in this Schedule 3 unless an agreement, including all relevant order schedules and appendices thereto, between BNY Mellon and Markit for the provision of the Data is then-currently in effect.

2.	Unless the Fund directs BNY Mellon otherwise by Written Instructions, the Fund hereby authorizes and instructs BNY Mellon to: (a) receive from Markit the Data (in a format reasonably required by BNY Mellon) for each of the Series; and (b) use such Data that BNY Mellon timely receives in all relevant calculations (e.g., NAV, etc.) for the Series. BNY Mellon agrees to perform the foregoing services.

3.	The Fund hereby represents and warrants that the Fund’s valuation committee with responsibility for the Series’ valuation has evaluated and approved the use of the Data for each of the Series and believes such use to be consistent with (a) the security valuation procedures and policies adopted by the Board of Directors and (b) the registration statement(s) of the Series.

4.	Notwithstanding anything to the contrary in the Agreement, the Fund hereby agrees to indemnify, defend and hold BNY Mellon harmless from all claims, suits, actions, damages, losses, liabilities, obligations, costs and expenses (including attorneys’ fees and court costs, travel costs and other out-of-pocket costs) (collectively “Losses”) that arise directly or indirectly out of errors or defects in the Data or any use of the Data; provided, however, that the Fund shall not indemnify BNY Mellon for Losses to the extent (and only to the extent) caused directly by BNY Mellon’s failure to perform its obligations hereunder in accordance with the standard of care set forth in the Agreement.

5.	The Fund hereby agrees to the following terms:

Markit provides the Data for use by BNY Mellon in connection with the services provided by BNY Mellon under the Agreement. The Fund hereby acknowledges and agrees that with respect to the Data:

(i) the Fund shall have a personal, non-exclusive, revocable, non-transferable, non sub-licensable, license to use the limited excerpts Data only for internal use in connection with verifying its books and records.

(ii) except as contemplated in connection with the services provided by BNY Mellon under the Agreement, the Fund shall be prohibited from:

a.	generating any advice, recommendations, guidance, publications or alerts made available to the Fund’s clients or other third parties;

b.	distributing, transferring, sub-licensing, renting, lending, transmitting, selling, re-circulating, repackaging, assigning, leasing, reselling, publishing or otherwise re-distributing, transferring, or making available all or any portion of the Data; and

c.	using the Data to develop, create or directly price any index (e.g., any composite financial index) or for any database, product or service.

(iii) the Fund shall be bound by any legends, disclaimers, and notices appearing from time to time in the Data;

(iv) each of Markit, its third party licensors and BNY Mellon hereby disclaim any and all warranties or representations as to, and none of Markit, its third party licensors or BNY Mellon shall have any liabilities to the Fund whether in contract, tort (including, but not limited to, negligence) or otherwise in relation to, the quality, fitness for purpose, completeness or accuracy of the Data or any data contained therein, provided, however, BNY Mellon’s inclusion in this sub-section is only to the extent that BNY Mellon is in compliance with the standard of care outlined in the Agreement regarding the provision of BNY Mellon’s services as contemplated by the Agreement;

(v) Markit (and any third party service provider engaged by Markit in relation to the Data) is an intended third-party beneficiary of this Amendment;

(vi) BNY Mellon may terminate this Schedule 3 immediately upon written notice to the Fund in the event of the termination of BNY Mellon’s right to sublicense the Data and for any material breach by the Fund of any term of this Amendment.

(vii) the Fund acknowledges the following:

a.	NEITHER MARKIT GROUP LIMITED, ITS AFFILIATES NOR ANY DATA PROVIDER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY, TIMELINESS OR COMPLETESS OF THE DATA OR SERVICES OR AS TO RESULTS TO BE ATTAINED BY THE FUND OR OTHERS FROM THE USE OF THE DATA OR SERVICES, AND THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. MARKIT GROUP LIMITED, ITS AFFILIATES AND DATA PROVIDERS EXPRESSLY DISCLAIMS ANY CONDITION OF QUALITY AND ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, GUARANTY OR REPRESENTATION MADE BY MARKIT GROUP LIMITED, ITS AFFILIATES OR ANY DATA PROVIDER.

b.	NEITHER MARKIT GROUP LIMITED, ITS AFFILIATES NOR ANY OTHER PERSON OR ENTITY SHALL IN ANY WAY BE LIABLE TO THE USER OF THIS DATA (OR DOCUMENT) OR ANY CLIENT OF SUCH USER FOR ANY INACCURACIES, ERRORS OR OMISSIONS, REGARDLESS OF CAUSE, IN THE DATA AVAILABLE ON THIS DOCUMENT OR FOR ANY DAMAGES (WHETHER DIRECT OR INDIRECT) RESULTING THEREFROM. UNDER NO CIRCUMSTANCES WILL MARKIT GROUP LIMITED, ITS AFFILIATES AND DATA PROVIDERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR LOST PROFITS DAMAGES WITH RESPECT TO THE USE OF THIS DATA (OR DOCUMENT OR THE INFORMATION AVAILABLE HEREIN), REGARDLESS OF WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED.

6.	A party may terminate this Schedule 3 on ten (10) day’s written notice to the other party. Termination of this Schedule 3 shall not constitute a waiver of any rights, obligations or remedies of a party with respect to services performed or fees or expenses incurred prior to such termination of this Schedule 3. Termination of this Schedule 3 shall not terminate the Agreement.

Schedule 3.A

List of Series

Penn Series Flexibly Managed Fund

Penn Series High Yield Bond Fund

Schedule 4

Money Market Fund Services

BNY Mellon will provide the money market fund services described in this Schedule 4 solely with respect to the Series identified on Schedule 4.A attached hereto, as such Schedule 4.A may be amended from time to time. All “Rules” referenced herein are rules promulgated under the Investment Company Act of 1940, as amended.

The parties hereby agree as follows:

1.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 and an electronic file of the monthly portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure (collectively “Money Market Reports”) for its clients. Notwithstanding anything to the contrary in this Schedule 4, BNY Mellon shall not be obligated to perform any of the services described in this Schedule 4 unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Fund of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Schedule 4.

2.	BNY Mellon shall provide the following services to the Fund:

BNY Mellon, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to, as applicable for the particular Money Market Report: (i) prepare, on a monthly basis, Form N-MFP; (ii) prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure; (iii) file Form N-MFP with the Securities and Exchange Commission; and (iv) provide the electronic file prepared pursuant to Section 2.1(ii) herein to the Fund, or at the Fund’s written direction, to a third party (together referred to in this Schedule 4 as the “Services”).

Neither BNY Mellon nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service on the Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties hereto. The Fund acknowledges that it shall be responsible for the retention of the Money Market Reports in accordance with Rule 2a-7 or any other applicable rule or regulation.

Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Reports.

3.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Schedule 4, “Third Parties”) of data required for the preparation of the Money Market Reports, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, each Form N-MFP. The Fund shall provide timely final sign-off of, and authorization and direction to file, each Form N-MFP. Absent such timely final sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected Form N-MFP. BNY Mellon is providing the Services based on the representation and warranty of the Fund, that the Services together with the activities of the Fund in accordance with its internal policies, procedures and controls shall together satisfy requirements of the laws applicable to the Fund and Money Market Reports.

Schedule 4.A

Portfolio Name

Penn Series Money Market

Amended and Restated Schedule B

This Schedule B, amended and as of February 19, 2014 and effective as of January 1, 2014, relates to that certain Fair Valuation Amendment dated as of July 1, 2004 to the Accounting Services Agreement dated as of May 1, 1989 between BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC INC.) and PENN SERIES FUNDS, INC. This Amended and Restated Schedule B shall supersede all previous forms of this Schedule B.

International Funds

Penn Series Large Growth Stock

Penn Series Flexibly Managed

Penn Series International Equity

Penn Series Large Cap Growth

Penn Series Mid Core Value

Penn Series Emerging Markets Equity Fund

Penn Series Developed International Index Fund